Exhibit 99.1

Contact:	NEWS RELEASE William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2007
THIRD QUARTER EARNINGS

DEFIANCE, OHIO (October 15, 2007) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its third fiscal quarter ended September 30, 2007 totaled $3.13 million, or $0.44 per diluted share, compared to $3.82 million or $0.53 per diluted share for the third quarter ended September 30, 2006. For the nine months ended September 30, 2007 First Defiance had net income of $10.35 million or $1.44 per diluted share compared to $11.63 million or $1.62 per diluted share for the nine month period ended September 30, 2006.

“The results for our third quarter were disappointing,” said William J. Small Chairman, President and Chief Executive Officer. “Our net interest margin dropped 11 basis points from the second quarter of this year, we recognized a higher than normal level of provision expense, and we had write-downs in the value of our other real estate owned. Start-up costs associated with our new branch in Fort Wayne, Indiana also added to expense in the third quarter. And on top of those items, we’re dealing with the costs of some of the worst flooding our market area has ever experienced.”

Mr. Small continued, “Looking at some of the quarter’s positive accomplishments, our commercial loan activity has picked up significantly and we continue to generate strong deposit growth, including growth in non-interest bearing accounts. Also, we recently announced the signing of a definitive agreement to acquire Adrian, Michigan based Pavilion Bancorp, which extends our First Federal footprint into Michigan.”

Net Interest Income Declines, Quarterly Net Interest Margin Down by 12 Basis Points
Net interest income for the quarter ended September 30, 2007 was $12.0 million compared to $12.2 million in the 2006 third quarter, a decrease of 1.5%. Between the third quarter of 2006 and the third quarter of 2007, average interest-earning assets increased by $33.8 million while interest-bearing liabilities increased by $18.2 million. The average yields on those interest-earning assets increased by nine basis points (from 7.05% for the quarter ended September 30, 2006 to 7.14% for the three month period ended September 30, 2007) while the average cost of interest-bearing liabilities was up 29 basis points period over period (from 3.78% in the 2006 third quarter to 4.07% in the same period of 2007).

Net interest margin for the quarter ended September 30, 2007 was 3.47%, a 12 basis point decline from the 2006 third quarter margin of 3.59% and an 11 basis point drop from the 2007

Exhibit 99.1

second quarter margin of 3.58%. The interest-rate spread dropped to 3.07% in the 2007 third quarter from 3.27% in the same period in 2006 and from 3.19% in the 2007 second quarter.

“Margin pressure remains a major challenge,” said Mr. Small. “While the yields on our loans dropped slightly from last quarter, our cost of interest-bearing liabilities continued to increase, up six basis points from the 2007 second quarter. Net interest income this quarter also was negatively impacted by an increase in the balance of loans that were delinquent by more than 90 days. Our policy is to reverse interest accrued on loans when they become 90 days past due. Those adjustments reduced our interest income by $325,000 in the 2007 third quarter compared to $93,000 in last year’s third quarter and $167,000 in the 2007 second quarter.”

“Growth of non-interest bearing deposits is one of our most important initiatives. I am pleased to report that the average balance of our non-interest bearing deposits increased to $103.2 million in the 2007 third quarter, up from $94.0 million during the same period of 2006 and $101.6 million in the 2007 second quarter.”

“Although loan growth continues to be slower than we planned, commercial real estate and commercial loan balances both grew markedly in the 2007 third quarter,” added Mr. Small. “The combined balances of our commercial real estate and commercial loans totaled $860.8 million at September 30, 2007, up $22.7 million since the end of June and up $48.0 million from the beginning of the year. That growth has been partially offset by a decline in our one-to-four family mortgage loan balances, which at $230.1 million are $20.7 million lower than what it was at the end of December.”

Provision for Loan Losses Increased, Credit Quality Ratios Decline
First Defiance increased its provision for loan losses by $298,000 from the level recorded in the 2006 third quarter and also recorded $285,000 related to either write-downs in value of or expenses associated with other real estate owned (OREO). By comparison, OREO related expenses in the 2006 third quarter were just $19,000.

Non-performing assets increased to $11.9 million at September 30, 2007 from $9.8 million at June 30, 2007. Non performing loans increased to $8.5 million at September 30, 2007 from $6.4 million at June 30, 2007 while OREO increased to $3.4 million from $3.3 million. Credit quality ratios declined from the previous quarter as the allowance for loan losses to non-performing assets decreased to 112.7% at September 30, 2007, from 137.6% at June 30, 2007, and non-performing assets to total assets increased to 0.75% at September 30, 2007, from 0.63% at June 30, 2007.

“This level of non-performing assets is not acceptable to us,” said Mr. Small. “We are monitoring our asset quality on a continuous basis through our asset review committee and we have developed work-out strategies on a number of these loans. Of the $8.5 million in non-accrual loans, two relationships make up $5 million. And while we believe both relationships are adequately reserved, they will each take time to work out.”

“We do not make and have not made sub-prime loans, but that does not mean we are immune to the problems caused by the issues in that market,” stated Mr. Small. “Residential

Exhibit 99.1

property values in our area are under pressure. Related to that, we recognized $215,000 of losses or write-downs in the value of OREO property. We will continue to monitor this situation very closely.”

First Defiance’s level of net charge-offs in the 2007 third quarter was $661,000 ($749,000 of charge-offs, netted with $88,000 of recoveries) compared to net charge-offs of $910,000 in the 2007 second quarter and $314,000 in the 2006 third quarter. Of the $749,000 of gross loans charged off in the 2007 third quarter, $363,000 had no previously recorded allowance. The $671,000 provision for loan losses in the 2007 third quarter is slightly higher than recent quarterly provisions. Of the $671,000 of provision expense, $163,000 relates to general reserves recorded against growth in the loan portfolio and $363,000 relates to the charge-off of loans not previously included in the allowance.

“We’re reiterating the outlook that we announced last quarter. Over time, we believe the level of our non-performing assets will decline but that I don’t anticipate any substantial improvement in this area over the next few quarters,” said Mr. Small. “Several of the large credits that are past due are difficult ones to resolve, primarily because of the collateral involved and the length of time it is taking for foreclosure proceedings in certain counties in our market area. I remain confident that our credit quality is sound and that our allowance for loan losses is appropriate. With a commercial portfolio the size of ours, credit issues like the ones we’re dealing with will happen in the normal course of business.”

Fee Income Continues to Improve
Total non-interest income increased to $5.6 million in the 2007 third quarter, compared with $5.1 million in the same period in 2006. The increase in non-interest income resulted from service charges, which increased by $184,000 or 7.1% and insurance and investment sales commissions, which increased by $199,000 or 20.3%. The growth in insurance and investment income is due to the February acquisition of the Huber, Harger, Welt and Smith Insurance Agency, located in Bowling Green, Ohio.

“Non-interest income growth is critical to our success with the margin pressure we’re experiencing,” said Mr. Small. “Initiatives to improve fee income continued to produce results in the just-completed quarter. Our overdraft privilege program continues to be a success and we have implemented more competitive fees in other areas. The level of non-interest income generated in the 2007 third quarter is consistent with our quarterly expectation for income from these areas.”

Non-Interest Expenses Up by 10.9%, Including $240,000 related to Northwest Ohio Flooding
Non-interest expense in the 2007 third quarter included $220,000 of direct expenses related to late August flooding which significantly damaged the Company’s branch facilities in downtown Findlay, Ohio and in Ottawa, Ohio. The quarterly after-tax impact of the flooding was $156,000, or $0.02 per diluted share. These amounts included the write-off of damaged furniture and computer equipment at both branches, clean-up expenses, and expenses to repair or replace heating and air conditioning units, drywall, window coverings, wallpaper and carpet. In addition to the direct flood expenses, First Defiance made contributions totaling $20,000 to social service agencies in Hancock and Putnam Counties to assist with the disaster recovery efforts in those

Exhibit 99.1

communities. Management estimates that additional pre-tax expense of $290,000 will be incurred in the fourth quarter to restore the downtown Findlay facility to its pre-flood condition. The expenses recorded are net of anticipated insurance proceeds. The damage was caused by the worst flooding in a century of Ohio’s Blanchard River and was not covered by insurance.

Overall, non-interest expense increased to $12.3 million for the 2007 third quarter compared to $11.1 million for the same period in 2006. Compensation and benefits accounted for $213,000 of the increase, the result of the acquisition of the Bowling Green insurance agency and the staffing of the Fort Wayne, Indiana branch which opened in August. Occupancy costs increased from $1.28 million in the 2006 third quarter to $1.52 million primarily due to the recording of clean-up costs and repairs associated with the flood which totaled $133,000, net of insurance proceeds, as well as costs associated with the newly leased facility in Fort Wayne and occupancy costs of the Bowling Green insurance agency. Other significant increases between the 2006 and 2007 third quarters include OREO expenses (up $266,000), advertising and public relations expense (up $179,000) and attorney fees (up $90,000). First Defiance’s efficiency ratio for the 2007 third quarter was 69.16%.

Year-To-Date Results
For the nine month period ended September 30, 2007, net interest income totaled $36.2 million, a $603,000 decline from the first nine months of 2006. Net interest income declined despite the fact that average earning assets increased by more than $35 million between the first nine months of 2006 and the same period in 2007. Net interest margin for year to date through September 30, 2007 was 3.56%, down 15 basis points from the 3.71% margin realized in same year-to-date period in 2006

The provision for loan losses for the first nine months of 2007 was $1.7 million, which was $266,000 higher than the provision recorded during that same period in 2006.

Non-interest income for the 2007 nine-month period was $16.9 million compared to $14.7 million during the same period of 2006. The increase is especially significant considering that the 2006 period included the non-recurring gain of $400,000 from the sale of the Company’s credit card portfolio. Most of the increase was in service fees and other charges, which were $8.0 million for the nine months of 2007 compared to $6.7 million during that period in 2006. In addition, mortgage banking income increased by $236,000 and insurance commission income increased by $601,000 between 2006 and 2007.

Non-interest expense increased to $36.0 million for nine-month period ended September 30, 2007 from $32.6 million in 2006. Compensation and benefits increased by $1.4 million year-over-year, to $19.6 million for the nine months of 2007 from $18.3 million in the same period in 2006. Other significant increases in non-interest expense over the first nine months of 2007 included occupancy costs (up $531,000 to $4.3 million), advertising and public relations (up $354,000 to $1.35 million) and check charge-offs and other related costs (up $85,000 to $340,000). In addition, First Defiance recorded $359,000 for a full nine months of expense associated with its overdraft privilege program in 2007 compared to just $252,000 recorded in 2006 for less than seven full months of the program.

Exhibit 99.1

Total Assets at $1.58 Billion
Total assets at September 30, 2007 totaled $1.58 billion, an increase from $1.53 billion at December 31, 2006. Net loans receivable (excluding loans held for sale) were $1.25 billion at September 30, 2007 compared to $1.23 billion at December 31, 2006. Deposits over that time period increased to $1.21 billion at September 30, 2007 from $1.14 billion at December 31, 2006. Retail deposits (excluding brokered Certificates of Deposit) at September 30, 2007 were $1.20 billion compared to $1.12 billion at December 31, 2006. Federal Home Loan Bank advances were $128.5 million at September 30, 2007 compared with $162.2 million at December 31, 2006 while subordinated debt was $36.1 million at September 30, 2007 compared to $20.7 million at December 31, 2006. Total shareholders’ equity increased to $164.7 million at September 30, 2007 compared to $159.8 million at the end of 2006. Also at September 30, 2007, goodwill and other intangible assets totaled $40.2 million compared to $38.5 million at December 31, 2006.

Pavilion Bancorp Acquisition, Pending Charter Conversion Announced
On October 2, 2007, First Defiance entered into an agreement to acquire Pavilion Bancorp, Inc. and its wholly owned subsidiary The Bank of Lenawee, both headquartered in Adrian, Michigan. The Bank of Lenawee has six banking offices in Lenawee County, Michigan: two in Adrian, two in Tecumseh and one each in Morenci and Hudson; and two banking offices in Hillsdale County, Michigan: one each in Hillsdale and Waldron. Combined, those offices had $232 million in deposits and $243 million in loans as of June 30, 2007. The purchase price of Pavilion is valued at $55.7 million based on the October 2, 2007 First Defiance stock price. Pavilion shareholders will receive $37.50 in cash and 1.4209 shares of First Defiance stock for each share of Pavilion Bancorp they own. First Defiance expects the transaction to be accretive to earnings in 2008 with no repurchase assumptions or revenue synergies assumed. Annual pre-tax expense reductions are estimated to be approximately $3.5 million with approximately 75% of those to be realized in 2008. It is estimated that one-time costs, including acquisition-related and restructuring charges, will not exceed $3.8 million on a pre-tax basis over the integration period.

“The Pavilion Bancorp acquisition is consistent with our strategy to grow in existing and adjacent markets and this acquisition brings us good opportunities,” said Mr. Small. “Bank of Lenawee has a solid reputation and a base of commercial and retail customers that is similar to our existing franchise. We will continue with a local decision-making strategy that the market is accustomed to and we look forward to working with the staff, customers and shareholders for a successful transition.”

Management anticipates closing the Pavilion transaction late in the 2008 first quarter following the required regulatory and shareholder approvals. Upon completion of  the transaction, on a pro forma basis using June 30, 2007 data, First Defiance will have $1.83 billion in assets and $1.40 billion in total deposits.

The Company also announced its intent to convert from its current thrift charter to a national bank charter. It is expected that that conversion will be completed prior to the closing of the Pavilion acquisition. The charter conversion should have minimal impact on the Company’s business plan, operations, and branding.

Exhibit 99.1

Looking Ahead
“This continues to be a very difficult banking environment,” stated Mr. Small. “Margins will continue to be under pressure, delinquencies will remain higher than we are comfortable with and competition will continue to be fierce. Overall I am optimistic about our markets. Loan demand on the commercial side is strong, but the inventory of unsold homes in our market remains high, which is impacting some economic growth. As that situation works its way out, which I expect will happen gradually over the next 12 to 18 months, I think we’ll see improvement and stronger growth in our local economy.  Our priorities are to grow core deposits, especially non-interest bearing deposits, and continue to grow non-interest income. We are focused on building franchise value through the execution of our strategy. Our managers are committed to our goal of being the best community bank in each of the markets we serve.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, October 16, 2007 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-0782. The conference identification number for the call is 257073. Participants should be prepared to provide the conference identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.vcall.com/IC/CEPage.asp?ID=121543.

The audio replay of the Internet Webcast will be available at www.fdef.com until November 2, 2007

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 27 full service branches and 35 ATM locations in northwest Ohio. First Insurance & Investments is a full service insurance agency with offices in Defiance and Bowling Green Ohio.

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement
This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	September 30,	December 31,	September 30,
(in thousands)	2007	2006	2006

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$30,558	$47,668	$41,579
Interest-bearing deposits	29,379	2,355	163
	59,937	50,023	41,742
Securities
Available-for sale, carried at fair value	111,236	110,682	118,429
Held-to-maturity, carried at amortized cost	1,236	1,441	1,588
	112,472	112,123	120,017

Loans	1,264,872	1,239,889	1,236,712
Allowance for loan losses	(13,427)	(13,579)	(14,298)
Loans, net	1,251,445	1,226,310	1,222,414
Loans held for sale	7,426	3,426	3,669
Mortgage servicing rights	5,917	5,529	5,430
Accrued interest receivable	8,102	6,984	7,430
Federal Home Loan Bank stock and other interest-bearing assets	18,586	18,586	18,309
Bank Owned Life Insurance	28,315	25,326	25,076
Office properties and equipment	38,287	34,899	34,893
Real estate and other assets held for sale	3,392	2,392	3,026
Goodwill	36,515	35,090	35,124
Core deposit and other intangibles	3,717	3,397	3,577
Other assets	5,835	3,794	3,972
Total Assets	$1,579,946	$1,527,879	$1,524,679

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$109,128	$106,328	$102,664
Interest-bearing deposits	1,099,036	1,032,117	1,027,862
Total deposits	1,208,164	1,138,445	1,130,526
Advances from Federal Home Loan Bank	128,461	162,228	176,442
Notes payable and other interest-bearing liabilities	24,645	30,424	23,607
Subordinated debentures	36,083	20,619	20,619
Advance payments by borrowers for tax and insurance	430	667	393
Deferred taxes	1,292	1,295	1,050
Other liabilities	16,165	14,376	13,887
Total liabilities	1,415,240	1,368,054	1,366,524
Stockholders’ Equity
Preferred stock	-	-	-
Common stock, net	117	117	117
Additional paid-in-capital	112,587	110,285	110,147
Stock acquired by ESOP	(202)	(628)	(629)
Accumulated other comprehensive income	(699)	(671)	(67)
Retained earnings	124,899	120,112	117,912
Treasury stock, at cost	(71,996)	(69,390)	(69,325)
Total stockholders’ equity	164,706	159,825	158,155
Total liabilities and stockholders’ equity	$1,579,946	$1,527,879	$1,524,679

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006
Interest Income:
Loans	$22,983	$22,341	$67,882	$63,605
Investment securities	1,439	1,482	4,290	4,240
Interest-bearing deposits	262	7	483	145
FHLB stock dividends	305	262	898	765
Total interest income	24,989	24,092	73,553	68,755
Interest Expense:
Deposits	10,536	9,140	30,130	23,835
FHLB advances and other	1,636	2,256	5,253	6,778
Subordinated debentures	597	343	1,518	962
Notes Payable	193	144	519	403
Total interest expense	12,962	11,883	37,420	31,978
Net interest income	12,027	12,209	36,133	36,777
Provision for loan losses	671	373	1,704	1,438
Net interest income after provision for loan losses	11,356	11,836	34,429	35,339
Non-interest Income:
Service fees and other charges	2,764	2,580	7,997	6,658
Mortgage banking income	921	923	2,780	2,544
Gain on sale of non-mortgage loans	138	63	204	500
Gain on sale of securities	21	-	21	-
Insurance and investment sales commissions	1,180	981	4,244	3,643
Trust income	95	76	280	232
Income from Bank Owned Life Insurance	321	250	929	730
Other non-interest income	144	187	407	395
Total Non-interest Income	5,584	5,060	16,862	14,702
Non-interest Expense:
Compensation and benefits	6,424	6,211	19,610	18,251
Occupancy	1,516	1,278	4,324	3,793
State franchise tax	355	331	1,074	995
Data processing	941	903	2,838	2,760
Amortization of intangibles	167	180	481	539
Other non-interest expense	2,893	2,188	7,623	6,291
Total Non-interest Expense	12,296	11,091	35,950	32,629
Income before income taxes	4,644	5,805	15,341	17,412
Income taxes	1,515	1,982	4,995	5,785
Net Income	$3,129	$3,823	$10,346	$11,627

Earnings per share:
Basic	$0.44	$0.54	$1.46	$1.66
Diluted	$0.44	$0.53	$1.44	$1.62

Average Shares Outstanding:
Basic	7,080	7,032	7,101	7,020
Diluted	7,171	7,146	7,201	7,161

Financial Summary and Comparison
First Defiance Financial Corp.
	Three Months Ended			Nine months ended
	September 30,			September 30,
(dollars in thousands, except per share data)	2007	2006	% change	2007	2006	% change
Summary of Operations

Tax-equivalent interest income (1)	25,177	24,240	3.9	74,092	69,202	7.1
Interest expense	12,962	11,883	9.1	37,420	31,978	17.0
Tax-equivalent net interest income (1)	12,215	12,357	(1.1)	36,672	37,224	(1.5)
Provision for loan losses	671	373	79.9	1,704	1,438	18.5
Tax-equivalent NII after provision for loan loss (1)	11,544	11,984	(3.7)	34,968	35,786	(2.3)
Securities gains	21	-	NM	21	-	NM
Non-interest income-excluding securities gains	5,563	5,060	9.9	16,841	14,702	14.5
Non-interest expense	12,296	11,091	10.9	35,950	32,629	10.2
Income taxes	1,515	1,982	(23.6)	4,995	5,785	(13.7)
Net Income	3,129	3,823	(18.2)	10,346	11,627	(11.0)
Tax equivalent adjustment (1)	188	148	27.0	539	447	20.6
At Period End
Assets	1,579,946	1,524,679	3.6
Earning assets	1,432,735	1,378,870	3.9
Loans	1,264,872	1,236,712	2.3
Allowance for loan losses	13,427	14,298	(6.1)
Deposits	1,208,164	1,130,526	6.9
Stockholders’ equity	164,706	158,155	4.1
Average Balances
Assets	1,550,174	1,512,644	2.5	1,529,404	1,488,779	2.7
Earning assets	1,397,521	1,363,714	2.5	1,377,499	1,342,146	2.6
Deposits and interest-bearing liabilities	1,367,421	1,340,020	2.0	1,347,872	1,319,138	2.2
Loans	1,244,531	1,225,456	1.6	1,233,987	1,204,142	2.5
Deposits	1,177,594	1,124,397	4.7	1,154,718	1,093,469	5.6
Stockholders’ equity	164,751	156,017	5.6	163,490	154,293	6.0
Stockholders’ equity / assets	10.63%	10.31%	3.0	10.69%	10.36%	3.1
Per Common Share Data
Net Income
Basic	$0.44	$0.54	(18.5)	$1.46	$1.66	(12.0)
Diluted	0.44	0.53	(17.0)	$1.44	1.62	(11.1)
Dividends	0.25	0.24	4.2	0.75	0.72	4.2
Market Value:
High	$29.64	$28.69	3.3	$30.25	$30.29	(0.1)
Low	23.99	25.18	(4.7)	23.99	25.09	(4.4)
Close	27.00	28.53	(5.4)	27.00	28.53	(5.4)
Book Value	23.21	22.16	4.7	23.21	22.16	4.7
Tangible Book Value	17.54	16.74	4.8	17.54	16.74	4.8
Shares outstanding, end of period (000)	7,095	7,140	(0.6)	7,095	7,140	(0.6)
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.47%	3.59%	(3.5)	3.56%	3.71%	(4.1)
Return on average assets	0.80%	1.00%	(19.9)	0.90%	1.04%	(13.0)
Return on average equity	7.53%	9.72%	(22.5)	8.46%	10.08%	(16.1)
Efficiency ratio (2)	69.16%	63.68%	8.6	67.18%	62.84%	6.9
Effective tax rate	32.62%	34.14%	(4.4)	32.56%	33.22%	(2.0)
Dividend payout ratio (basic)	56.82%	44.44%	27.9	51.37%	43.37%	18.4

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2007	2006	2007	2006

Gain from sale of mortgage loans	$674	$688	$1,992	$1,808
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	422	405	1,266	1,165
Amortization of mortgage servicing rights	(150)	(154)	(480)	(455)
Mortgage servicing rights valuation adjustments	(25)	(16)	2	26
	247	235	788	736
Total revenue from sale and servicing of mortgage loans	$921	$923	$2,780	$2,544

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended September 30,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,244,531	$22,995	7.33%	$1,225,456	$22,346	7.23%
Securities	112,645	1,615	5.66%	119,628	1,625	5.35%
Interest Bearing Deposits	21,760	262	4.78%	580	7	4.79%
FHLB stock	18,585	305	6.51%	18,050	262	5.76%
Total interest-earning assets	1,397,521	25,177	7.14%	1,363,714	24,240	7.05%
Non-interest-earning assets	152,653			148,930
Total assets	$1,550,174			$1,512,644
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,074,413	$10,536	3.89%	$1,030,433	$9,140	3.52%
FHLB advances and other	128,597	1,636	5.05%	175,255	2,256	5.11%
Other Borrowings	24,935	193	3.07%	19,749	144	2.89%
Subordinated debentures	36,295	597	6.53%	20,619	343	6.60%
Total interest-bearing liabilities	1,264,240	12,962	4.07%	1,246,056	11,883	3.78%
Non-interest bearing deposits	103,181	-	-	93,964	-	-
Total including non-interest-bearing demand deposits	1,367,421	12,962	3.76%	1,340,020	11,883	3.52%
Other non-interest-bearing liabilities	18,002			16,607
Total liabilities	1,385,423			1,356,627
Stockholders' equity	164,751			156,017
Total liabilities and stockholders' equity	$1,550,174			$1,512,644
Net interest income; interest rate spread		$12,215	3.07%		$12,357	3.27%
Net interest margin (3)			3.47%			3.59%
Average interest-earning assets to average interest bearing liabilities			111%			109%

	Nine Months Ended September 30,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,233,987	$67,916	7.36%	$1,204,142	$63,622	7.06%
Securities	112,466	4,795	5.68%	116,215	4,670	5.34%
Interest Bearing Deposits	12,461	483	5.18%	3,992	145	4.86%
FHLB stock	18,585	898	6.46%	17,797	765	5.75%
Total interest-earning assets	1,377,499	74,092	7.19%	1,342,146	69,202	6.89%
Non-interest-earning assets	151,905			146,633
Total assets	$1,529,404			$1,488,779
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,053,810	$30,130	3.82%	$999,977	$23,835	3.19%
FHLB advances and other	139,087	5,253	5.05%	185,826	6,778	4.88%
Other Borrowings	22,920	519	3.03%	19,224	403	2.80%
Subordinated debentures	31,147	1,518	6.52%	20,619	962	6.24%
Total interest-bearing liabilities	1,246,964	37,420	4.01%	1,225,646	31,978	3.49%
Non-interest bearing deposits	100,908	-	-	93,492	-	-
Total including non-interest-bearing demand deposits	1,347,872	37,420	3.71%	1,319,138	31,978	3.24%
Other non-interest-bearing liabilities	18,042			15,348
Total liabilities	1,365,914			1,334,486
Stockholders' equity	163,490			154,293
Total liabilities and stockholders' equity	$1,529,404			$1,488,779
Net interest income; interest rate spread		$36,672	3.18%		$37,224	3.40%
Net interest margin (3)			3.56%			3.71%
Average interest-earning assets to average interest bearing liabilities			110%			110%

(1)   Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to  taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006
Summary of Operations
Tax-equivalent interest income (1)	$25,177	$24,709	$24,207	$24,459	$24,240
Interest expense	12,962	12,410	12,049	12,065	11,883
Tax-equivalent net interest income (1)	12,215	12,299	12,158	12,394	12,357
Provision for loan losses	671	575	457	318	373
Tax-equivalent NII after provision for loan losses (1)	11,544	11,724	11,701	12,076	11,984
Investment securities gains	21	-	-	(2)	-
Non-interest income (excluding securities gains/losses)	5,563	5,670	5,607	4,924	5,060
Non-interest expense	12,296	11,882	11,771	11,210	11,091
Income taxes	1,515	1,724	1,757	1,666	1,982
Net income	3,129	3,611	3,606	3,973	3,823
Tax equivalent adjustment (1)	188	177	174	149	148
At Period End
Total assets	$1,579,946	$1,540,675	$1,518,414	$1,527,879	$1,524,679
Earning assets	1,432,735	1,385,803	1,372,475	1,376,379	1,378,707
Loans	1,264,872	1,245,027	1,237,072	1,239,889	1,236,712
Allowance for loan losses	13,427	13,417	13,752	13,579	14,298
Deposits	1,208,164	1,167,198	1,146,319	1,138,445	1,130,526
Stockholders’ equity	164,706	164,657	164,540	159,825	158,155
Stockholders’ equity / assets	10.42%	10.69%	10.84%	10.46%	10.37%
Goodwill	36,515	36,551	36,464	35,090	35,124
Average Balances
Total assets	$1,550,174	$1,527,863	$1,510,176	$1,516,709	$1,512,644
Earning assets	1,397,521	1,376,030	1,358,948	1,364,064	1,363,714
Deposits and interest-bearing liabilities	1,367,421	1,344,186	1,332,005	1,340,179	1,340,020
Loans	1,244,531	1,231,192	1,226,240	1,225,567	1,225,456
Deposits	1,177,594	1,157,793	1,128,765	1,125,641	1,124,397
Stockholders’ equity	164,751	164,591	161,128	159,314	156,017
Stockholders’ equity / assets	10.63%	10.77%	10.67%	10.50%	10.31%
Per Common Share Data
Net Income:
Basic	$0.44	$0.51	$0.51	$0.56	$0.54
Diluted	0.44	0.50	0.50	0.55	0.53
Dividends	0.25	0.25	0.25	0.25	0.24
Market Value:
High	$29.64	$30.00	$30.25	$30.70	$28.69
Low	23.99	26.71	27.25	26.87	25.18
Close	27.00	29.82	28.70	30.25	28.53
Book Value	23.21	22.94	22.77	22.38	22.16
Shares outstanding, end of period (in thousands)	7,095	7,178	7,227	7,142	7,140
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.47%	3.58%	3.59%	3.60%	3.59%
Return on average assets	0.80%	0.95%	0.97%	1.04%	1.00%
Return on average equity	7.53%	8.80%	9.08%	9.89%	9.72%
Efficiency ratio (2)	69.16%	66.12%	66.26%	64.73%	63.68%
Effective tax rate	32.62%	32.31%	32.76%	29.54%	34.14%
Dividend payout ratio (basic)	56.82%	49.02%	49.02%	44.64%	44.44%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006
Loan Portfolio Composition
One to four family residential real estate	$230,075	$234,819	$243,632	$250,808	$260,028
Construction	15,392	16,346	14,277	17,339	16,578
Commercial real estate	592,914	583,046	579,463	579,860	568,346
Commercial	267,897	255,022	242,543	232,914	231,232
Consumer finance	38,280	40,693	40,857	43,770	46,969
Home equity and improvement	127,641	123,936	123,404	122,789	120,883
Total loans	1,272,199	1,253,862	1,244,176	1,247,480	1,244,036
Less:
Loans in process	6,301	7,761	6,012	6,409	6,118
Deferred loan origination fees	1,026	1,074	1,092	1,182	1,206
Allowance for loan loss	13,427	13,417	13,752	13,579	14,298
Net Loans	$1,251,445	$1,231,610	$1,223,320	$1,226,310	$1,222,414

Allowance for loan loss activity
Beginning allowance	$13,417	$13,752	$13,579	$14,298	$14,239
Provision for loan losses	671	575	457	318	373
Credit loss charge-offs:
One to four family residential real estate	128	10	85	244	58
Commercial real estate	586	936	146	664	134
Commercial		11	81	62	85
Consumer finance	25	23	71	95	67
Home equity and improvement	10	41	-	65	48
Total charge-offs	749	1,021	383	1,130	392
Total recoveries	88	111	99	93	78
Net charge-offs (recoveries)	661	910	284	1,037	314
Ending allowance	$13,427	$13,417	$13,752	$13,579	$14,298

Credit Quality
Non-accrual loans	$8,523	$6,427	$8,211	$7,283	$7,018
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	8,523	6,427	8,211	7,283	7,018
Real estate owned (REO)	3,392	3,324	2,581	2,392	3,026
Total non-performing assets (1)	$11,915	$9,751	$10,792	$9,675	$10,044
Net charge-offs	661	910	284	1,037	314

Allowance for loan losses / loans	1.06%	1.08%	1.11%	1.10%	1.16%
Allowance for loan losses / non-performing assets	112.69%	137.60%	127.43%	140.35%	142.35%
Allowance for loan losses / non-performing loans	157.54%	208.76%	167.48%	186.45%	203.73%
Non-performing assets / loans plus REO	0.94%	0.78%	0.87%	0.78%	0.81%
Non-performing assets / total assets	0.75%	0.63%	0.71%	0.64%	0.66%
Net charge-offs / average loans (annualized)	0.21%	0.30%	0.09%	0.34%	0.10%

Deposit Balances
Non-interest-bearing demand deposits	$109,128	$107,111	$101,089	$106,328	$102,664
Interest-bearing demand deposits and money market	330,168	314,923	313,327	306,003	300,680
Savings deposits	98,719	97,004	88,345	74,491	73,518
Retail time deposits less than $100,000	524,347	504,301	498,136	493,594	469,939
Retail time deposits greater than $100,000	142,645	136,319	136,248	140,392	141,889
National/Brokered time deposits	3,157	7,540	9,174	17,637	41,836
Total deposits	$1,208,164	$1,167,198	$1,146,319	$1,138,445	$1,130,526

(1)    Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.